NEUBERGER BERMAN INCOME FUNDS

CLASS R3
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman High Income Bond Fund

Date:  October 31, 2011